Exhibit 99.1

Aspen Aerogels, Inc. Reports Fourth Quarter and Fiscal 2021 Financial Results

and Recent Business Developments

Announced Statesboro, Georgia as site for 2nd manufacturing plant with $1.35 billion in annual revenue capacity

NORTHBOROUGH, Mass., February 17, 2022 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” “the Company”), a technology leader in sustainability and electrification solutions, today announced financial results for the fourth quarter and full year 2021, which ended December 31, 2021, and discussed recent business developments.

Total revenue for the fourth quarter was $31.5 million compared to $23.0 million in the fourth quarter last year. Fourth quarter net loss was $16.4 million compared to a net loss of $6.2 million in the fourth quarter of 2020. Net loss per share for the fourth quarter was $0.50 compared to $0.23 in the fourth quarter last year.

Total revenue for the full year was $121.6 million compared to $100.3 million in 2020. Net loss for the year was $37.1 million compared to $21.8 million in 2020. Net loss per share for the year was $1.22 compared to $0.83 in 2020.

Adjusted EBITDA for the fourth quarter was $(12.2) million compared to $(1.6) million in the fourth quarter of 2020. Adjusted EBITDA for the full year was $(26.0) million compared to $(6.4) million in 2020. A reconciliation of non-GAAP Adjusted EBITDA to net loss is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

2021 Highlights and Recent Business Developments

•	Total revenue grew 21% during 2021 to $121.6 million
•	Generated $6.7 million of PyroThin® thermal barrier revenue in 2021 from 10 customers
•	Commenced shipment of PyroThin production parts to our major U.S. and Asian automotive customers
•	Selected Statesboro, Georgia as site for 2nd manufacturing plant with $1.35 billion in annual revenue capacity
•	Agreed to $100.0 million convertible note and $50.0 million equity placement with Koch Strategic Platforms

Don Young, Aspen’s President and CEO, noted, “Our business continues to accelerate and we are pleased with the increasing market adoption of our high-performance thermal solutions. Aspen’s 2021 revenue growth of 21% reflects our initial revenues in the electric vehicle market and a continuation of the beginning stages of a post-COVID recovery in the energy infrastructure market.” Mr. Young continued, “We were not immune to COVID related staffing and raw material shortages during the year, particularly in the fourth quarter. We carried a backlog of between $6 million and $8 million of fourth quarter orders into the first quarter of 2022 due to COVID related production constraints.”

“To support our PyroThin thermal barrier and carbon aerogel battery materials businesses, we also significantly increased the level of our investment during the year in personnel, infrastructure and related activities,” Mr. Young continued. “The combination of these planned investments and the COVID related production constraints during the year contributed to a decrease in Adjusted EBITDA and an increase in net loss versus 2020.”

“We made considerable progress in the development of our PyroThin thermal barrier business,” emphasized Mr. Young. “We began shipments of production parts to our major U.S. and Asian automotive customers during the fourth quarter and delivered $6.7 million of PyroThin thermal barriers during the year. The pace of our thermal barrier design, prototype, quoting and fabrication activities, along with the scope of our efforts, continue to accelerate.”

Mr. Young added, "On February 15, 2022, we agreed to terms on a $100.0 million convertible note and $50.0 million equity placement with an affiliate of Koch Strategic Platforms (“KSP”). We appreciate KSP’s second investment in Aspen which increases the financial resources we have available to capitalize on our significant opportunities in the EV market.”

2022 Financial Outlook

Aspen issues its 2022 full year outlook as follows:

•	Total revenue is expected to range between $145.0 million and $155.0 million
•	Net loss is expected to range between $66.7 million and $70.7 million
•	Adjusted EBITDA is expected to range between $(42.0) million and $(46.0) million
•	Net loss per share is expected to range between $1.95 and $2.07

Our 2022 outlook assumes depreciation and amortization of $9.7 million, stock-based compensation expense of $8.2 million, interest expense of $6.8 million and weighted average shares outstanding of 34.2 million for the full year.

Mr. Young commented, “We are projecting solid revenue growth in each of our principal markets during 2022, including a tripling of our EV thermal barrier revenue to $20.0 million for the year. We are also increasing our investment levels during the year to keep pace with our rapidly growing e-mobility opportunities. This investment will be focused on establishing an automated fabrication operation in Mexico and enhancing the technical, commercial and operational teams and associated resources supporting our thermal barrier and carbon aerogel battery materials businesses.”

Mr. Young continued, “While these planned investments will expand our Adjusted EBITDA loss and net loss in 2022 versus 2021, they position us for strong growth in revenue and profitability through the decade. Based on customer forecasts and our thermal barrier quoting activity, we are targeting to double our revenue to nearly $240 million by 2023 and to triple revenue from that level by 2025; and have the opportunity to deliver strong revenue growth thereafter through the decade with continued growth in demand for our PyroThin thermal barriers, the strong potential of our Aspen Battery Materials business and with other new business opportunities created by leveraging our Aerogel Technology PlatformTM.”

A reconciliation of non-GAAP Adjusted EBITDA to net loss for the 2022 financial outlook is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

Aspen Aerogels may incur charges, realize gains or losses, incur financing costs or interest expense, or experience other events in 2022, including those related to the planned capacity expansion, that could cause actual results to vary materially from this outlook.

Statesboro, Georgia Manufacturing Facility

Earlier today, Aspen announced the selection of a 90-acre parcel in Statesboro, Georgia as the site for its planned 500,000-square-foot advanced manufacturing facility. Combined with Aspen’s original East Providence, Rhode Island plant, the planned state-of-the-art facility in Georgia will be designed to triple Aspen’s aerogel capacity in support of the Company’s thermal barrier expansion plans in the fast-growing electric vehicle market. The Company expects to have the second plant operational late in the second half of 2023.

“We believe our Statesboro investment plan offers attractive potential returns to our investors,” remarked Mr. Young. “At full capacity, we project the Statesboro facility alone can produce thermal barriers for 4.4 million electric vehicles per year and support more than $1.35 billion in annual revenue. In combination with our East Providence plant, we will build the capacity to generate more than $1.60 billion in annual revenue across our thermal barrier, energy infrastructure and sustainable building markets.”

“We are planning to invest nearly $700 million across two phases in the construction of the second manufacturing facility. When fully operational, the facility will employ nearly 400 people ranging from skilled manufacturing operators to advanced process engineers, as well as quality and maintenance technicians and professional support personnel,” continued Mr. Young. “We believe this planned investment in assets and talent is commensurate with our opportunity in the EV thermal barrier market.”

Mr. Young concluded, “At full capacity in East Providence and Statesboro, we project we will have the ability to generate gross margins of approximately 35%, EBITDA margins of approximately 25% and free cash flow sufficient to fund future capacity expansions, including a third aerogel plant. We are excited about the opportunity to create a successful, highly valuable company enabling the global megatrends of e-mobility, resource efficiency and clean energy.”

Conference Call Notification

A conference call with Aspen management to discuss fourth quarter and fiscal 2021 results and recent business developments will be held at 5:00 pm ET on February 17, 2022. During the call, management will respond to questions concerning, but not limited to, Aspen’s financial performance, business conditions, and financial outlook. Management’s discussion and responses could contain information that has not been previously disclosed. Shareholders and other interested parties may call 844-200-6205 (toll free, U.S. & Canada only) or +1 929-526-1599 (international) and reference passcode “651046” to participate in the conference call. In addition, the conference call and an accompanying slide presentation will be available live as a listen-only webcast hosted at the Investors section of Aspen’s website, www.aerogel.com.

Following the live event, an archived version of the webcast will be available on Aspen’s website for convenient on-demand replay for at least a year. A copy of this press release is posted in the Investors section on Aspen’s website.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (“GAAP”), Aspen provides additional financial metrics that are not prepared in accordance with GAAP (“non-GAAP”). The non-

GAAP financial measure included in this press release is Adjusted EBITDA. Management uses non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen’s core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen’s annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen’s ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as they exclude expenses and gains not reflective of Aspen’s ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen’s GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen’s financial results presented in accordance with GAAP. In this press release, Aspen has provided a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen’s financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

About Aspen Aerogels, Inc.

Aspen is a technology leader in sustainability. The company’s aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen’s PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle market. The company’s carbon aerogel program seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of electric vehicles. Aspen’s Spaceloft® products provide building owners with industry-leading energy efficiency and fire safety. The company’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s strategy is to partner with world-class industry leaders to leverage its aerogel technology platform into additional high-value markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facilities. For more information, please visit www.aerogel.com

Investor Relations Contact

Laura J. Guerrant-Oiye

VP, IR & Corporate Communications

Phone: (508) 691-1111 x 8

loiye@aerogel.com

Media Contact

Amy Damiano

VP, Marketing

Phone: (508) 691-1111 x 5

adamiano@aerogel.com

Special Note Regarding Forward-Looking and Cautionary Statements

This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen’s 2021 financial outlook. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen's business, operations and other factors relating thereto, including with respect to Aspen’s 2021 financial outlook. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," "outlook," “assumes,” “targets,” “opportunity,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen’s expectations about capacity, revenue, backlog, costs, expenses, profitability, cash flow, gross profit, gross margin, operating margin, net loss, Adjusted EBITDA, Adjusted EBITDA margin and related decreases, improvements, timing, variability or trends; beliefs about the general strength, weakness or health of Aspen’s business; beliefs about current or future trends in the energy, energy infrastructure, chemical and refinery, LNG, sustainable building materials, EV thermal barrier, EV battery materials or other markets and the impact of these trends on Aspen’s business; beliefs about the strength, effectiveness, productivity, costs, profitability or other fundamentals of Aspen’s business; beliefs about the COVID-19 pandemic and its impact on Aspen’s operating performance; beliefs about Aspen’s strategic initiatives and implementation; beliefs about Aspen’s investments in the electric vehicle market and aerogel technology platform; beliefs about the potential to develop new, high-value market opportunities from Aspen’s aerogel technology platform; beliefs about the commercial potential of new aerogel products, technologies, businesses and partnerships; beliefs about the role of Aspen’s technology and opportunities in the electric vehicle market; beliefs about Aspen’s ability to provide and deliver products and services to electric vehicle customers; beliefs about content per vehicle, revenue, costs, expenses, profitability, investments or cash flow associated with Aspen’s electric vehicle opportunities, including the EV thermal barrier business; beliefs about the performance of PyroThin including its ability to mitigate the propagation of thermal runaway in electric vehicles; beliefs about Aspen’s ability to expand the market for PyroThin, to achieve design wins, to commence shipments of production parts, and to become an industry standard solution for thermal runaway management; beliefs about Aspen’s thermal barrier design, prototype,  quoting and fabrication activities; beliefs about Aspen’s ability to deliver broader solutions to enhance electric vehicle battery performance and safety; beliefs about Aspen’s ability to develop and commercialize carbon aerogel battery materials in the lithium-ion or solid state battery markets; beliefs about Aspen’s automated thermal barrier fabrication capability; beliefs about the expansion of Aspen’s silica aerogel blanket manufacturing capacity in Statesboro, Georgia, or any other location, including the timing, size, cost, capacity, job creation and operating benefits of any such expansion; beliefs about the construction of Aspen’s Advanced Thermal Barrier Center; beliefs about the expansion of Aspen’s battery materials facilities or carbon aerogel capacity; beliefs about the sufficiency of Aspen’s financial resources and liquidity; beliefs about the KSP convertible note or equity financings; beliefs about Aspen’s ability to raise the capital required to fund operating requirements, expansions of manufacturing or fabrication capacity; beliefs about Aspen’s ability to execute its strategy; future operating performance on an annual or other basis; and accounting and other assumptions involved in arriving at the expectations. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: an inability to create new product, partnership and market opportunities; any sustained downturn in the energy industry or energy prices; any sustained downturn in the energy, energy infrastructure, chemical and refinery, LNG, sustainable building materials, EV thermal barrier, EV battery materials or other markets due to the coronavirus pandemic, COVID-19 or any other factor; any failure to sustain project-based demand in the subsea, LNG, on-shore or other markets; the right of EV thermal barrier customers to cancel contracts with Aspen at any time and without penalty; any costs, expenses, or investments incurred by Aspen in excess of projections used to develop pricing under the contracts with EV thermal barrier customers; any failure of Aspen or PyroThin to meet contractual specifications and requirements under contracts with EV thermal barrier customers; Aspen’s inability to create new product, customer or market opportunities, including for PyroThin, battery performance and safety products, battery materials or for other new products developed from Aspen’s aerogel technology; any disruption or inability to achieve expected capacity levels in any of our three existing production lines in East Providence, RI or the manufacturing facility in which they are located, including due to the coronavirus pandemic, COVID-19 or any other factor; any inability to expand manufacturing capacity in a second manufacturing facility in Statesboro, Georgia or at any other location; any inability to establish automated thermal barrier fabrication operations in Mexico or any other location; the failure to receive all regulatory or other approvals required to operate, maintain or expand Aspen’s facilities; any failure of demand for Aspen’s products; any failure to achieve expected price increases or average selling prices for Aspen’s products; any significant increase in the cost of raw materials, utilities or any other manufacturing consumable; shortages of raw materials, utilities or any other manufacturing consumable due to the coronavirus pandemic, COVID-19 or any other factor; the failure to generate sufficient operating cash flow or to obtain significant additional capital to pursue Aspen’s strategy; the failure of Aspen’s products to become widely adopted; the competition Aspen faces in its business; any failure to enforce any of Aspen’s patents; any failure to protect or expand Aspen’s aerogel technology platform; any future finding of invalidity of any patent in any jurisdiction; any failure to generate sufficient operating cash flow or to obtain sufficient additional capital to continue to pursue Aspen’s new business, technology, patent enforcement, or patent defense strategy; any failure of Aspen’s products to meet applicable specifications and other performance, safety, technical and delivery requirements; the general economic conditions and cyclical demands in the markets that Aspen serves; the economic, operational and political risks associated with sales and expansion of operations in foreign countries; the loss of any direct customer, including distributors, contractors and OEMs; compliance with health and safety laws and regulations; the maintenance and development of distribution channels; and the other risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and filed with the Securities and Exchange Commission (“SEC”) on March 12, 2021, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release. Aspen does not intend to update this information unless required by law.

ASPEN AEROGELS, INC.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$76,564	$16,496
Accounts receivable, net	20,426	15,698
Inventories	11,987	13,099
Prepaid expenses and other current assets	3,173	1,830
Total current assets	112,150	47,123
Property, plant and equipment, net	55,778	46,739
Operating lease right-of-use assets	13,531	3,478
Other long-term assets	1,495	84
Total assets	$182,954	$97,424
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,440	$5,351
Accrued expenses	10,819	3,884
Current portion of long-term debt	—	1,609
Deferred revenue	1,321	2,037
Operating lease liabilities	2,247	1,046
Current prepayment liability	4,728	—
Total current liabilities	36,555	13,927
Prepayment liability	5,000	9,555
Long-term debt	—	2,059
Operating lease liabilities long-term	12,991	3,597
Other long-term liabilities	—	434
Total liabilities	54,546	29,572
Stockholders’ equity:
Total stockholders’ equity	128,408	67,852
Total liabilities and stockholders’ equity	$182,954	$97,424

ASPEN AEROGELS, INC.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Product	$31,303	$23,062	$121,112	$99,834
Research services	172	(44)	510	439
Total revenue	31,475	23,018	121,622	100,273
Cost of revenue:
Product	33,093	19,142	111,552	85,545
Research services	48	13	133	134
Gross profit	(1,666)	3,863	9,937	10,731
Operating expenses:
Research and development	3,313	2,293	11,441	8,729
Sales and marketing	4,797	2,702	16,581	11,753
General and administrative	6,536	4,999	22,514	15,681
Total operating expenses	14,646	9,994	50,536	36,163
Loss from operations	(16,312)	(6,131)	(40,599)	(21,569)
Interest expense, net	(41)	(58)	(229)	(240)
Gain on extinguishment of debt	—	—	3,734	—
Total other income (expense)	(41)	(58)	3,505	(240)
Net loss	$(16,353)	$(6,189)	$(37,094)	$(21,809)
Net loss per share:
Basic and diluted	(0.50)	(0.23)	(1.22)	(0.83)
Weighted-average common shares outstanding:
Basic and diluted	32,650,411	27,054,956	30,433,154	26,377,652

Square Foot Operating Metric

We price our product and measure our product shipments in square feet.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In thousands)

Product shipments in square feet	7,451	6,328	34,977	28,635

Reconciliation of Non-GAAP Financial Measures

The following tables presents a reconciliation of the non-GAAP financial measure included in this press release to the most directly comparable GAAP measure:

Reconciliation of Adjusted EBITDA to Net Income (Loss)

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time and which we do not believe are indicative of our core operating performance. These other items include a gain on the extinguishment of debt during the year ended December 31, 2021.

For the three and twelve months ended December 31, 2021 and 2020:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In thousands)
Net loss	$(16,353)	$(6,189)	$(37,094)	$(21,809)
Depreciation and amortization	$2,584	2,528	9,440	10,198
Stock-based compensation	$1,576	2,014	5,176	5,004
Gain on extinguishment of debt	$—	—	(3,734)	—
Interest expense, net	$41	58	229	240
Adjusted EBITDA	$(12,152)	$(1,589)	$(25,983)	$(6,367)

For the 2022 full year financial outlook:

	Year Ending
	December 31, 2022
	Low	High
	(In thousands)
Net loss	(70,700)	(66,700)
Depreciation and amortization	9,700	9,700
Stock-based compensation	8,200	8,200
Interest expense, net	6,800	6,800
Adjusted EBITDA	$(46,000)	$(42,000)